Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

October 25, 2016

CFO Commentary on Third Quarter 2016 Preliminary Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ third quarter 2016 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into its performance in advance of the earnings call webcast.

Q3 2016 Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q3’16	Q2’16	Q3’15	Q/Q Change		Y/Y Change
Revenue	$1,285.3	$1,221.3	$1,248.6	5%		3%
Product	928.2	862.1	925.4	8%		—%
Service	357.1	359.2	323.2	(1)%		10%
Gross margin %	62.2%	61.9%	63.9%	0.3	pts	(1.7	)pts
Research and development	251.8	247.9	247.0	2%		2%
Sales and marketing	242.9	243.7	235.3	—%		3%
General and administrative	54.0	58.6	57.1	(8)%		(5)%
Restructuring charges (benefits)	0.8	2.4	—	(67)%		N/A
Total operating expenses	$549.5	$552.6	$539.4	(1)%		2%

Operating margin %	19.5%	16.7%	20.7%	2.8	pts	(1.2	)pts

Net income	$172.4	$140.0	$197.7	23%		(13)%

Diluted EPS	$0.45	$0.36	$0.51	25%		(12)%

N/A - Not applicable

Non-GAAP

(in millions, except per share amounts and percentages)	Q4’16 Guidance	Q3’16	Q2’16	Q3’15	Q/Q Change		Y/Y Change
Revenue(1)	$1,350 +/- $30	$1,285.3	$1,221.3	$1,248.6	5%		3%
Product(1)		928.2	862.1	925.4	8%		—%
Service(1)		357.1	359.2	323.2	(1)%		10%
Gross margin %	63% +/- 0.5%	62.9%	63.0%	64.3%	(0.1	)pts	(1.4	)pts
Research and development		224.5	218.0	215.8	3%		4%
Sales and marketing		224.5	228.3	221.3	(2)%		1%
General and administrative		44.8	48.0	48.3	(7)%		(7)%

Total operating expenses	$510 +/- $5	$493.8	$494.3	$485.4	—%		2%

Operating margin %	~25%	24.4%	22.5%	25.5%	1.9	pts	(1.1	)pts

Net income		$222.0	$191.6	$221.7	16%		—%

Diluted EPS	$0.59 - $0.65	$0.58	$0.50	$0.57	16%		2%

(1)	Revenue numbers are GAAP.

The following CFO Commentary contains non-GAAP financial measures and the reconciliations to GAAP can be found at the end of this document. We are unable to provide a reconciliation of forward-looking non-GAAP guidance measures to corresponding GAAP measures without unreasonable effort due to the overall high variability and low visibility of most of the items that are excluded from our non-GAAP guidance measures. More information on these exclusions can be found under “Q4 2016 Outlook” below.

Q3 2016 Overview

The results for the September quarter reflect solid sequential revenue and earnings growth. Our sequential revenue growth was balanced across all technologies, markets and geographies, and we are pleased with the momentum of our new products. We saw continued data center strength, particularly with our QFX family of products, which grew 50% year-over-year.

In reviewing our top 10 customers for the quarter, four were Cloud or Cable Providers, four were Telecoms, and two were Enterprises. Of these customers, two were located outside of the U.S.

Our underlying demand metrics were healthy this quarter, with a product book-to-bill greater than one, and an increase in product deferred revenue, up 24% year-over-year and 2% sequentially.

In the quarter, we had cash flow from operations of $245 million, down $109 million sequentially due primarily to payments for incentive compensation. During the quarter, we repurchased $112 million of shares and paid $38 million in dividends. Since the first quarter of 2014, inclusive of share repurchases and dividends, we have returned approximately $4.06 billion of capital to shareholders against our commitment to return $4.1 billion by the end of 2016.

Revenue

Product & Service

•	Routing product revenue: $620 million, up 3% year-over-year and up 8% sequentially. The year-over-year increase was primarily driven by Cloud Providers, and to a lesser extent, Cable Providers, partially offset by decreases in Telecom and National Government. Sequentially, the increase was driven by Telecom and Cloud Providers, partially offset by a decrease in National Government. Our PTX family saw record results, with strong year-over-year and sequential growth, while MX was down year-over-year and up sequentially.

•	Switching product revenue: $222 million, up 10% year-over-year and up 6% sequentially. The year-over-year increase was primarily driven by Cloud Providers, and to a lesser extent, Cable Providers, slightly offset by a decrease in Enterprise. The sequential increase was driven by Enterprise, Cloud and Cable Providers, partially offset by declines in National Government and Telecom. We saw continued data center strength with record results in our QFX product family, which grew 50% year-over-year. Our EX product family declined year-over-year and sequentially.

•	Security product revenue: $86 million, down 29% year-over-year and up 9% sequentially. The year-over-year decrease was due to Enterprise, Telecom, and Cloud Providers, partially offset by an increase in National Government. The sequential increase was driven by Cloud Providers and National Government, partially offset by a decline in Financial Services. Our ScreenOS and Other Legacy products were $2 million, down 76% year-over-year and 49% from the prior quarter.

•	Service revenue: $357 million, up 10% year-over-year and down 1% sequentially. The year-over-year increase was primarily driven by strong renewal and attach rates of support contracts. The sequential decrease was due to timing of support renewals in the Americas.

Geography

•	Americas: $745 million, up 5% year-over-year and up 3% sequentially. The year-over-year and sequential increases were driven by Cloud and Cable Providers and partially offset by decreases in Telecom. The United States was a primary growth driver for year-over-year and sequential increases.

•	EMEA: $338 million, down 5% year-over-year and up 13% from the prior quarter. The year-over-year decline was due to Telecom and Enterprise, partially offset by an increase in Cloud Providers. Sequentially, the increase was driven by Telecom and slightly offset by Enterprise and Cloud Providers. The Middle East and Western Europe drove the sequential increase.

•	APAC: $202 million, up 12% year-over-year and up 1% quarter-over-quarter. The year-over-year growth was driven primarily by Cloud Providers and Telecom, partially offset by a decline in National Government. The quarter-over-quarter growth was driven primarily by Cloud Providers, partially offset by decreases in National Government and Telecom. Southeast Asia and China drove the year-over-year increases, which were slightly offset by a decrease in Japan. Sequentially, the increase was due to Southeast Asia, and to a lesser extent Korea, partially offset by Japan and Australia.

Market

•	Service Provider: $854 million, up 6% year-over-year and up 2% from the prior quarter. Year-over-year, all geographies increased, led by APAC. Sequentially, growth was primarily in EMEA, partially offset by Tier 1 Telecoms in the Americas. Year-over-year and sequentially, Routing and Switching increased, partially offset by Security.

•	Enterprise: $431 million, down 3% year-over-year and up 12% from the prior quarter. Year-over-year declines in EMEA and APAC were partially offset by growth in the Americas. Sequentially, growth in the Americas was slightly offset by declines in EMEA and APAC. All technologies decreased year-over-year. Sequentially, all technologies increased, led by Routing.

Gross Margin

•	GAAP gross margin: 62.2%, compared to 63.9% from the prior year and 61.9% from last quarter.

•	Non-GAAP gross margin: 62.9%, compared to 64.3% from the prior year and 63.0% from last quarter.

•	GAAP product gross margin: 62.3%, down 2.8 points from a year ago and up 0.4 points from last quarter.

•	Non-GAAP product gross margin: 62.9%, down 2.5 points from a year ago and up 0.1 points from last quarter.

Year-over-year, the decrease in product gross margin, on a GAAP and non-GAAP basis, was due to product mix and elevated pricing pressure, partially offset by improvements in our cost structure. Non-GAAP gross margin was within our guided range for the quarter. While the pricing environment is challenging, we remain focused on delivering innovation and continued improvements to our cost structure.

•	GAAP service gross margin: 61.9%, up 1.7 points from a year ago and down 0.1 points quarter-over-quarter.

•	Non-GAAP service gross margin: 62.8%, up 1.6 points from a year ago and down 0.5 points quarter-over-quarter.

Year-over-year, the increase in service gross margin, on a GAAP and non-GAAP basis, was driven by higher support revenue and improvements in our cost structure. Sequentially, the decrease in services gross margin, on a GAAP and non-GAAP basis, was primarily due to lower revenue.

Operating Expenses

•	GAAP operating expenses: $550 million, an increase of $10 million, or 2% year-over-year, and a decrease of $3 million, or 1% sequentially.

•	Non-GAAP operating expenses: $494 million, an increase of $8 million, or 2% year-over-year, and flat sequentially.

The year-over-year increase, on a GAAP and non-GAAP basis, was primarily due to operating expenses associated with the acquisitions of BTI Systems Inc. and Aurrion, Inc. As a reminder, the Aurrion, Inc. acquisition closed in August 2016.

GAAP operating expenses were 42.8% of revenue, down 2.4 points quarter-over-quarter. On a non-GAAP basis, operating expenses were 38.4% of revenue, down 2.1 points quarter-over-quarter. We expect to continue our focus on operational expense discipline and execute to our annualized long-term model of 39% of revenue, on a non-GAAP basis.

Operating Margin

•	GAAP operating margin: 19.5%, a decrease of 1.2 points year-over-year and an increase of 2.8 points sequentially.

•	Non-GAAP operating margin: 24.4%, a decrease of 1.1 points year-over-year and an increase of 1.9 points sequentially.

We continue to focus on profitable growth and prudent cost management as we execute to our annualized long-term model of 25% of revenue, on a non-GAAP basis.

Tax Rate

•	GAAP tax rate: 27.1%, flat compared to 27.2% last quarter.

•	Non-GAAP tax rate: 26.3%, flat compared to 26.2% last quarter.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.45, a decrease of $0.06 year-over-year and an increase of $0.09 sequentially.

•	Non-GAAP diluted earnings per share: $0.58, an increase of $0.01 year-over-year and an increase of $0.08 sequentially.

The year-over-year decrease, on a GAAP basis, was due to lower gross margin, a higher tax rate and higher other expenses, partially offset by higher revenue and lower operating expenses as a percentage of revenue. On a non-GAAP basis, the year-over-year increase was driven by higher revenue, lower other expenses, and lower operating expenses as a percentage of revenue, partially offset by lower gross margin and a higher tax rate.

The sequential increase, on a GAAP and non-GAAP basis, was primarily due to lower operating expenses as a percentage of revenue and higher revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except product book-to-bill, days sales outstanding (“DSO”), and headcount)	Q3’16	Q2’16	Q1’16	Q4’15	Q3’15
Cash(1)	$3,480.1	$3,491.1	$3,416.8	$3,192.2	$3,247.0
Debt(2)	2,133.1	2,132.5	2,131.8	1,937.4	1,937.0
Net cash and investments(3)	1,347.0	1,358.6	1,285.0	1,254.8	1,310.0
Operating cash flow	245.4	354.4	172.4	117.0	293.0
Capital expenditures	46.0	67.6	49.3	55.4	71.1
Depreciation and amortization	52.2	49.2	45.4	43.4	40.8
Share repurchases	112.4	125.5	75.0	92.5	50.0
Dividends	$38.0	$38.1	$38.3	$38.3	$38.5
Diluted shares	384.5	386.3	389.3	390.9	389.2
Product book-to-bill	>1	>1	>1	>1	>1
DSO	53	55	64	53	42
Headcount	9,863	9,617	9,274	9,058	8,934

(1)	Cash includes cash, cash equivalents, and investments.
(2)	Certain amounts in the prior period have been retrospectively adjusted to conform to the current period presentation.
(3)	Net cash and investments includes, cash, cash equivalents, and investments, net of debt.

Balance Sheet

•	Cash: $3.5 billion, down $11 million from the prior quarter, with 9% held onshore. The decrease in cash was primarily due to $150 million of capital return, $74 million related to the acquisition of Aurrion, Inc., and $46 million of capital expenditures, partially offset by $245 million of cash generated from operations.

•	Debt: $2.1 billion. We continue to maintain investment grade credit ratings of BBB/Baa2 by S&P and Moody’s. We believe that our debt has well staggered maturities and aligns with our focus on an efficient capital structure.

•	Net cash and investments: $1.3 billion, a decrease of $12 million quarter-over-quarter.

Cash Flow

•	Cash flow from operations: $245 million, down $48 million year-over year and $109 million sequentially. The year-over-year decrease was primarily due to timing differences in working capital and lower net income. The sequential decrease was primarily due to payments for incentive compensation and a decrease in accounts payable, partially offset by higher net income.

DSO

•	DSO: 53 days, compared to 55 days from the prior quarter, a decrease of 2 days. The quarter-over-quarter improvement was driven by better shipment and invoicing linearity. Going forward, we expect DSO to remain in our target range of 45 to 55 days.

Capital Return

•	We continue to deliver on our commitment to shareholders and execute on our capital return plan.

•	We repurchased $112 million of shares in the quarter and paid $38 million in dividends.

•	A quarterly dividend of $0.10 per share was paid in September.

•	Diluted shares declined 1% year-over-year.

•	Since the first quarter of 2014, inclusive of share repurchases and dividends, we have returned approximately $4.06 billion of capital to shareholders against our commitment to return $4.1 billion by end of 2016 and reduced our diluted share count by 23%.

•	Beginning in 2017, we intend to return approximately 50% of annual free cash flow, inclusive of share repurchases and dividends, after completion of the $4.1 billion capital return program.

Demand metrics

•	Product book-to-bill was greater than 1.

•	Total deferred revenue was $1,304 million, up $179 million year-over-year and up $9 million quarter-over-quarter.

•	Product deferred revenue was $298 million, an increase of $57 million year-over-year and $7 million quarter-over-quarter.

Headcount

•	9,863, an increase of 246 employees or 3% quarter-over-quarter, primarily in Research and Development, which includes headcount related to our Aurrion, Inc. acquisition, as well as Services and Sales as we focus on delivering our new products to our customers.

Q4 2016 Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

We are focused on executing to our strategy and capitalizing on the momentum of our new products, and expect continued strength with Cloud Providers and Enterprise customers.

While we continue to see pricing pressure and product mix fluctuations, we remain focused on cost improvements. We expect gross margin to remain approximately at their Q3 levels in the near-term.

Our guidance for the quarter ending December 31, 2016, is as follows:

•	Revenues will be approximately $1,350 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 63%, plus or minus 0.5%.

•	Non-GAAP operating expenses will be approximately $510 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 25% at the midpoint of revenue guidance.

•	Non-GAAP tax rate approximately flat from the third quarter.

•	Non-GAAP net income per share will range between $0.59 and $0.65 on a diluted basis. This assumes a flat share count from the third quarter.

On a full year basis, at the midpoint of our guidance, we expect revenue growth, which is consistent with our outlook from previous quarters, as well as earnings per share growth.

We are focused on growth and continued earnings expansion, and are confident in our strategy and long-term model.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring charges (benefits), impairment charges, professional services related to non-routine stockholder matters, litigation settlement and resolution charges, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of any future acquisitions, divestitures, or joint ventures that may occur in the quarter.

Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business, economic and market outlook, long-term financial model, product portfolio and success of particular products and product families, the contribution of new products to our revenues, our DSO going forward, future financial and operating results, focus on operational expense discipline, execution towards our long-term model, ability to deliver revenue and earnings per share growth, expectations with respect to near term gross margins, improvements to our cost structure and expense reductions and management, momentum of new products, strength of certain customer segments, capital structure, capital return program, and overall future prospects are forward looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers and major customers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; issues resulting from the transition to our new ERP system; manufacturing and supply chain constraints, changes or disruptions; availability of key product components; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; the potential impact of activities related to the execution of capital return and product rationalization; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”). All statements contained in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information contained in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Use of Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; and diluted earnings per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring charges (benefits), impairment charges, professional services related to non-routine stockholder matters, litigation settlement and resolution charges, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of any future acquisitions, divestitures, or joint ventures that may occur in the quarter. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures.

Juniper Networks, Inc.

Preliminary Supplemental Data

(in millions)

(unaudited)

Deferred Revenue

	As of
	September 30, 2016	December 31, 2015
Deferred product revenue:
Undelivered product commitments and other product deferrals	$250.4	$210.1
Distributor inventory and other sell-through items	92.8	81.8

Deferred gross product revenue	343.2	291.9
Deferred cost of product revenue	(45.3)	(51.6)

Deferred product revenue, net	297.9	240.3
Deferred service revenue	1,006.2	927.8

Total	$1,304.1	$1,168.1

Reported as:
Current	$918.5	$822.9
Long-term	385.6	345.2

Total	$1,304.1	$1,168.1

Security Products: Quarterly Revenue Trend

	Q3’15	Q4’15	Q1’16	Q2’16	Q3’16	Q/Q		Y/Y
SRX Platform and Security Software	$111.4	$110.5	$68.1	$74.3	$83.5	$9.2	12%	$(27.9)	(25)%
Screen OS and Other Legacy	8.2	5.6	5.3	3.9	2.0	(1.9)	(49)%	(6.2)	(76)%

Total product revenue	$119.6	$116.1	$73.4	$78.2	$85.5	$7.3	9%	$(34.1)	(29)%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
GAAP gross margin - Product	$578.6	$533.8	$602.8
GAAP product gross margin % of product revenue	62.3%	61.9%	65.1%
Share-based compensation expense	1.5	1.5	1.3
Amortization of purchased intangible assets	3.5	3.6	4.7
Restructuring benefits	—	—	(3.5)
Acquisition/divestiture and other charges	—	2.8	—

Non-GAAP gross margin - Product	$583.6	$541.7	$605.3

Non-GAAP product gross margin % of product revenue	62.9%	62.8%	65.4%
GAAP gross margin - Service	$220.9	$222.6	$194.6
GAAP service gross margin % of service revenue	61.9%	62.0%	60.2%
Share-based compensation expense	3.5	4.3	3.2
Share-based payroll tax expense	—	0.3	0.1

Non-GAAP gross margin - Service	$224.4	$227.2	$197.9

Non-GAAP service gross margin % of service revenue	62.8%	63.3%	61.2%
GAAP gross margin	$799.5	$756.4	$797.4
GAAP gross margin % of revenue	62.2%	61.9%	63.9%
Share-based compensation expense	5.0	5.8	4.5
Share-based payroll tax expense	—	0.3	0.1
Amortization of purchased intangible assets	3.5	3.6	4.7
Restructuring benefits	—	—	(3.5)
Acquisition/divestiture and other charges	—	2.8	—

Non-GAAP gross margin	$808.0	$768.9	$803.2

Non-GAAP gross margin % of revenue	62.9%	63.0%	64.3%
GAAP research and development expense	$251.8	$247.9	$247.0
Share-based compensation expense	(27.2)	(29.5)	(31.0)
Share-based payroll tax expense	(0.1)	(0.4)	(0.2)

Non-GAAP research and development expense	$224.5	$218.0	$215.8

GAAP sales and marketing expense	$242.9	$243.7	$235.3
Share-based compensation expense	(17.5)	(13.8)	(13.0)
Share-based payroll tax expense	(0.1)	(0.8)	(0.3)
Amortization of purchased intangible assets	(0.8)	(0.8)	(0.7)

Non-GAAP sales and marketing expense	$224.5	$228.3	$221.3

GAAP general and administrative expense	$54.0	$58.6	$57.1
Share-based compensation expense	(5.9)	(6.5)	(8.0)
Share-based payroll tax expense	—	(0.1)	(0.1)
Amortization of purchased intangible assets	(0.5)	(0.4)	(0.2)
Acquisition/divestiture and other charges	(2.8)	(3.6)	(0.5)

Non-GAAP general and administrative expense	$44.8	$48.0	$48.3

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
GAAP operating expenses	$549.5	$552.6	$539.4
GAAP operating expenses % of revenue	42.8%	45.2%	43.2%
Share-based compensation expense	(50.6)	(49.8)	(52.0)
Share-based payroll tax expense	(0.2)	(1.3)	(0.6)
Amortization of purchased intangible assets	(1.3)	(1.2)	(0.9)
Restructuring charges	(0.8)	(2.4)	—
Acquisition/divestiture and other charges	(2.8)	(3.6)	(0.5)

Non-GAAP operating expenses	$493.8	$494.3	$485.4

Non-GAAP operating expenses % of revenue	38.4%	40.5%	38.9%
GAAP operating income	$250.0	$203.8	$258.0
GAAP operating margin	19.5%	16.7%	20.7%
Share-based compensation expense	55.6	55.6	56.5
Share-based payroll tax expense	0.2	1.6	0.7
Amortization of purchased intangible assets	4.8	4.8	5.6
Restructuring charges (benefits)	0.8	2.4	(3.5)
Acquisition/divestiture and other charges	2.8	6.4	0.5

Non-GAAP operating income	$314.2	$274.6	$317.8

Non-GAAP operating margin	24.4%	22.5%	25.5%
GAAP income tax provision	$64.2	$52.2	$51.9
GAAP income tax rate	27.1%	27.2%	20.8%
Income tax effect of non-GAAP exclusions	14.9	15.9	22.4

Non-GAAP provision for income tax	$79.1	$68.1	$74.3

Non-GAAP income tax rate	26.3%	26.2%	25.1%
GAAP net income	$172.4	$140.0	$197.7
Share-based compensation expense	55.6	55.6	56.5
Share-based payroll tax expense	0.2	1.6	0.7
Amortization of purchased intangible assets	4.8	4.8	5.6
Restructuring charges (benefits)	0.8	2.4	(3.5)
Acquisition/divestiture and other charges (income)	2.8	6.4	(1.6)
Loss (gain) on equity investments	0.3	(3.3)	(7.3)
Gain on contract settlement	—	—	(4.0)
Income tax effect of non-GAAP exclusions	(14.9)	(15.9)	(22.4)

Non-GAAP net income	$222.0	$191.6	$221.7

GAAP diluted net income per share	$0.45	$0.36	$0.51

Non-GAAP diluted net income per share	$0.58	$0.50	$0.57

Shares used in computing diluted net income per share	384.5	386.3	389.2